SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                             ----------------------




                                 SCHEDULE 13D/A
                                 (RULE 13D-101)

                    Under the Securities Exchange Act of 1934

                                (AMENDMENT NO. 3)

                       CLEAR CHANNEL COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.10 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   184502 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 THOMAS O. HICKS
                         200 CRESCENT COURT, SUITE 1600
                               DALLAS, TEXAS 75201
                                 (214) 740-7300
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)



                                 April 23, 2004
--------------------------------------------------------------------------------
             (Date of event which requires filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box. [ ]



                         (Continued on following pages)

---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 184502 10 2                                               13D                                     Page 2
---------------------------------------------------------                        ---------------------------------------------------
========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               MR. THOMAS O. HICKS
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
                                       N/A
---------- -------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                                  UNITED STATES
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  2,781,744
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                                      34,806,777
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                                       2,781,744
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                                      34,806,777
---------- -------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   37,588,521
---------- -------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           6.1%
---------- -------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           IN
========== =========================================================================================================================
* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       2

---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 184502 10 2                                               13D                                     Page 3
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               CAPSTAR BOSTON PARTNERS, L.L.C.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
                                       N/A
---------- -------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                                    DELAWARE
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                                         127,027
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                                         127,027
---------- -------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           127,027
---------- -------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                                 LESS THAN 0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           OO
========== =========================================================================================================================
* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       3

---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 184502 10 2                                               13D                                     Page 4
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE, TATE & FURST EQUITY FUND III, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
                                       N/A
---------- -------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                                    DELAWARE
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                                      16,553,871
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                                      16,553,871
---------- -------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   16,553,871
---------- -------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           2.7%
---------- -------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================
* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       4

---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 184502 10 2                                               13D                                     Page 5
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM3/GP PARTNERS, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
                                       N/A
---------- -------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                                      16,680,898
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                                      16,680,898
---------- -------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   16,680,898
---------- -------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           2.7%
---------- -------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================
* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.




                                       5

---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 184502 10 2                                               13D                                     Page 6
---------------------------------------------------------                        ---------------------------------------------------

====================================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE GP PARTNERS III, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
                                       N/A
---------- -------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                                      16,900,506
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                                      16,900,506
---------- -------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   16,900,506
---------- -------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           2.7%
---------- -------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================
* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.




                                       6

---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 184502 10 2                                               13D                                     Page 7
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE FUND III INCORPORATED
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
                                       N/A
---------- -------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                                      16,900,506
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                                      16,900,506
---------- -------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   16,900,506
---------- -------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           2.7%
---------- -------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           CO
========== =========================================================================================================================
* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       7

---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 184502 10 2                                               13D                                     Page 8
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM3 COINVESTORS, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
                                       N/A
---------- -------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                          [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                                    DELAWARE
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                                         219,608
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                                         219,608
---------- -------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           219,608
---------- -------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                                 LESS THAN 0.1%

---------- -------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================
* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


                                       8

---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 184502 10 2                                               13D                                     Page 9
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE, TATE & FURST EQUITY FUND IV, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
                                       N/A
---------- -------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                            [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                                    DELAWARE
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                                       9,545,585
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                                       9,545,585
---------- -------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    9,545,585
---------- -------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           1.6%
---------- -------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================
* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       9

---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 184502 10 2                                               13D                                     Page 10
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE, TATE & FURST PRIVATE EQUITY FUND IV, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
                                       N/A
---------- -------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                                    DELAWARE
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                                          64,207
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                                          64,207
---------- -------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           64,207
---------- -------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                                 LESS THAN 0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================
* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       10

---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 184502 10 2                                               13D                                     Page 11
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM4 PARTNERS, L.P. (f/k/a DHB HM PARTNERS, L.P.)
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
                                       N/A
---------- -------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                                    DELAWARE
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                                       9,609,792
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                                       9,609,792
---------- -------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    9,609,792
---------- -------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           1.6%
---------- -------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================
* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       11

---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 184502 10 2                                               13D                                     Page 12
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE GP PARTNERS L.A., L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
                                       N/A
---------- -------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                                       9,610,051
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                                       9,610,051
---------- -------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    9,610,051
---------- -------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           1.6%
---------- -------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================
* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       12

---------------------------------------------------------                        ---------------------------------------------------
 CUSIP No. 184502 10 2                                               13D                                     Page 13
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE LATIN AMERICA FUND I INCORPORATED
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
                                       N/A
---------- -------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                                       9,610,051
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                                       9,610,051
---------- -------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    9,610,051
---------- -------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           1.6%
---------- -------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           CO
========== =========================================================================================================================
* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       13

---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 184502 10 2                                               13D                                     Page 14
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM 1-FOF COINVESTORS, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX If A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
                                       N/A
---------- -------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                                             259
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                                             259
---------- -------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           259
---------- -------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                                 LESS THAN 0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================
* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       14

---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 184502 10 2                                               13D                                     Page 15
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM 4-EQ COINVESTORS, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
                                       N/A
---------- -------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                                         148,137
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                                         148,137
---------- -------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           148,137
---------- -------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                                 LESS THAN 0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================
* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       15

---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 184502 10 2                                               13D                                     Page 16
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM 4-EN COINVESTORS, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
                                       N/A
---------- -------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                                          26,478
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                                          26,478
---------- -------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           26,478
---------- -------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                                 LESS THAN 0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================
* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       16

---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 184502 10 2                                               13D                                     Page 17
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM 4-P COINVESTORS, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
                                       N/A
---------- -------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                                          16,670
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                                          16,670
---------- -------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           16,670
---------- -------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                                 LESS THAN 0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================
* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       17

---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 184502 10 2                                               13D                                     Page 18
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE GP PARTNERS IV, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
                                       N/A
---------- -------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                           [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                                         191,285
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                                         191,285
---------- -------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           191,285
---------- -------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                            [ ]
---------- -------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                                 LESS THAN 0.1%
---------- -------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================
* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       18

---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 184502 10 2                                               13D                                     Page 19
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE FUND IV, LLC
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)
                                                                                                       (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
                                       N/A
---------- -------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

---------- -------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                                       8,221,220
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                                       8,221,220
---------- -------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    8,221,220
---------- -------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES

---------- -------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           1.3%
---------- -------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           OO
========== =========================================================================================================================
* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED
OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.




                                       19

---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 184502 10 2                                               13D                                     Page 20
---------------------------------------------------------                        ---------------------------------------------------

========== =========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM4/CHANCELLOR, L.P.
---------- -------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)
                                                                                                       (b) [X]

---------- -------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS
                                       N/A
---------- -------------------------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

---------- -------------------------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    7         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    8         SHARED VOTING POWER

                                                                       8,029,935
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    9         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ----------------------------------------------------------------------
                                                    10        SHARED DISPOSITIVE POWER

                                                                       8,029,935
---------- -------------------------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    8,029,935
--------- --------------------------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES

---------- -------------------------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           1.3%
---------- -------------------------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           PN
========== =========================================================================================================================

* THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
(II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

           This Amendment No. 3 to Schedule 13D amends and supplements Items 2, 3, 4, 5, 6 and 7 contained in the Schedule 13D initially filed with the Securities and Exchange Commission (the "SEC") on or about August 30, 2000 (the "Schedule 13D"), as amended in the Amendment No. 1 to Schedule 13D filed with the SEC on or about December 18, 2000 (the "Amendment No. 1"), and as amended in the Amendment No. 2 to Schedule 13D filed with the SEC on or about April 6, 2001 (the "Amendment No. 2"). Item 1 of the original Schedule 13D, as amended by Amendment No. 1 and Amendment No. 2, remains unchanged. Each capitalized term used herein and not otherwise defined has the meaning given such term in the original Schedule 13D. Each Filing Party (as defined in Item 2(a)) disclaims responsibility for the completeness and accuracy of the information contained in this Schedule 13D concerning the other Filing Parties.

ITEM 2.              IDENTITY AND BACKGROUND

          (a)  Name of Person(s) Filing this Statement (each a "Filing Party"):


               Mr. Thomas O. Hicks ("Mr. Hicks");

               Capstar Boston Partners, L.L.C., a Delaware limited liability company ("Boston Partners");

               Hicks, Muse, Tate & Furst Equity Fund III, L.P., a Delaware limited partnership ("HM Fund III");

               HM3/GP Partners, L.P., a Texas limited partnership
               ("HM3/Partners");

               Hicks, Muse GP Partners III, L.P., a Texas limited partnership ("GP Partners III");

               Hicks, Muse Fund III Incorporated, a Texas corporation ("Fund III Incorporated");

               HM3 Coinvestors, L.P., a Delaware limited partnership ("HM3 Coinvestors");

               Hicks, Muse, Tate & Furst Equity Fund IV, L.P., a Delaware limited partnership ("HM Fund IV");

               Hicks, Muse, Tate & Furst Private Equity Fund IV, L.P., a Delaware limited partnership ("Private Equity Fund IV");

               HM 4 Partners, L.P., a Delaware limited partnership (f/k/a DHB HM Partners, L.P.)("HM4");

               Hicks, Muse GP Partners L.A., L.P., a Texas limited partnership ("GP Partners LA");

               Hicks, Muse Latin America Fund I Incorporated, a Texas corporation ("LA Fund Incorporated");

               HM 1-FOF Coinvestors, L.P., a Texas limited partnership ("HM 1-FOF");

               HM4-EQ Coinvestors, L.P., a Texas limited partnership ("HM4-EQ");

               HM4-EN Coinvestors, L.P., a Texas limited partnership ("HM4-EN");

               HM4-P Coinvestors, L.P., a Texas limited partnership ("HM4-P");

               Hicks, Muse GP Partners IV, L.P., a Texas limited partnership ("GP Partners IV");

               Hicks, Muse Fund IV LLC, a Texas limited liability company ("Fund IV LLC"); and

               HM4/Chancellor, L.P., a Texas limited partnership
               ("HM4/Chancellor").

          (b) - (c)

               Mr. Thomas O. Hicks

           Mr. Thomas O. Hicks is a partner of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other investment activities. Mr. Hicks is the sole shareholder of Fund III Incorporated, which is the sole general partner of GP Partners III, which is the sole general partner of HM3 Coinvestors and HM3/Partners, which is the sole general partner of HM Fund III and the sole member of Boston Partners. Mr. Hicks is also the sole member of Fund IV LLC, which is the sole general partner of HM4/Chancellor and GP Partners IV, which is the sole general partner of HM 4-EQ, HM4-P, and HM4-EN. Mr. Hicks is also the sole shareholder of LA Fund Incorporated, the sole general partner of GP Partners LA, which is the sole general partner of HM 1-FOF and HM4, which is the sole general partner of HM Fund IV and Private Equity Fund IV. The business address of Mr. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950.

           Boston Partners

           Boston Partners is a Delaware limited liability company, the principal business of which is to invest directly or indirectly in various companies. The business address of Boston Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, TX 75201-6950. Pursuant to Instruction C to Schedule 13D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), information with respect to HM3/Partners, the sole member of Boston Partners, is set forth below.

           HM Fund III

           HM Fund III is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM Fund III, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM3/Partners, the sole general partner of HM Fund III, is set forth below.

           HM3/Partners

           HM3/Partners is a Texas limited partnership, the principal business of which is to serve as the sole general partner in various limited partnerships, including Fund III, and as the sole member of various limited liability companies, including Boston Partners. The business address of HM3/Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to GP Partners III, the sole general partner of HM3/Partners, is set forth below.

           GP Partners III

           GP Partners III is a Texas limited partnership, the principal business of which is serving as the sole general partner in various limited partnerships, including HM3/Partners and HM3 Coinvestors. The business address of GP Partners III, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13D of the Exchange Act, information with respect to Fund III Incorporated, the sole general partner of GP Partners III, is set forth below.

           Fund III Incorporated

           Fund III Incorporated is a Texas corporation, the principal business of which is serving as the sole general partner in various limited partnerships, including GP Partners III. The business address of Fund III Incorporated, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Mr. Hicks, the sole shareholder, sole director and chairman and chief executive officer of Fund III Incorporated, is as previously set forth in this Item 2(b).

           HM3 Coinvestors

           HM3 Coinvestors is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM3 Coinvestors, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Partners III, the sole general partner of HM3 Coinvestors, is set forth above.

           HM Fund IV

           HM Fund IV is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM Fund IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM4, the sole general partner of HM Fund IV, is set forth below.

           Private Equity Fund IV

           Private Equity Fund IV is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of Private Equity Fund IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM4, the sole general partner of Private Equity Fund IV, is set forth below.

           HM4

           HM4 is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM4, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, TX 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to GP Partners LA, the sole general partner of HM4, is set forth below.

           GP Partners LA

           GP Partners LA is a Texas limited partnership, the principal business of which is to serve as the sole general partner in various limited partnerships, including DHB and HM 1-FOF. The business address of GP Partners LA, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to LA Fund Incorporated, the sole general partner of GP Partners LA, is set forth below.

           LA Fund Incorporated

           LA Fund Incorporated is a Texas corporation, the principal business of which is serving as the sole general partner in various limited partnerships, including GP Partners LA. The business address of LA Fund Incorporated, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to Mr. Hicks, the sole shareholder, sole director and chairman and chief executive officer of LA Fund Incorporated, is as previously set forth in this Item 2(b).

           HM 1-FOF

           HM 1-FOF is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM 1-FOF, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13 D of the Exchange Act, information with respect to GP Partners LA, the sole general partner of HM 1-FOF, is set forth above.

           HM4-EQ

           HM4-EQ is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM4-EQ, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13 D of the Exchange Act, information with respect to GP Partners IV, the sole general partner of HM4-EQ, is set forth below.

           HM4-EN

           HM4-EN is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM4-EN, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13 D of the Exchange Act, information with respect to GP Partners IV, the sole general partner of HM4-EN, is set forth below.

           HM4-P

           HM4-P is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM4-P, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to GP Partners IV, the sole general partner of HM4-P, is set forth below.

           GP Partners IV

           GP Partners IV is a Texas limited partnership, the principal business of which is serving as the sole general partner in various limited partnerships, including HM4-P, HM4-EQ and HM4-EN. The business address of GP Partners IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund IV LLC, the sole general partner of GP Partners IV, is set forth below.

           Fund IV LLC

           Fund IV LLC is a Texas limited liability company, the principal business of which is serving as the sole general partner in various limited partnerships, including GP Partners IV and HM4/Chancellor. The business address of Fund IV LLC, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to
Schedule 13D of the Exchange Act, information with respect to Mr. Hicks, the sole member, sole director and chairman and chief executive officer of Fund IV LLC, is as previously set forth in this Item 2(b).

           HM4/Chancellor

           HM4/Chancellor is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM4/Chancellor, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Fund IV LLC, the sole general partner of HM4/Chancellor, is set forth above.

           (d) None of the Filing Parties or persons identified in this Item 2 has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

           (e) None of the Filing Parties or persons identified in this Item 2 has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

           (f) All of the natural persons identified in this Item 2 are citizens of the United States of America.

ITEM 3.    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

           AMFM Merger. On August 30, 2000, CCU Merger Sub, Inc., a wholly-owned subsidiary of the Company, merged (the "Merger") with and into AMFM Inc., a Delaware corporation ("AMFM"), with AMFM surviving the merger as a wholly-owned subsidiary of the Company. Pursuant to the terms of the merger agreement related to such transaction, holders of shares of Common Stock, $0.01 per share, of AMFM (the "AMFM Common Stock") outstanding immediately prior to the Merger became entitled to receive 0.94 of a share of Common Stock of the Company for each share of AMFM Common Stock held by such holders. The following Reporting Persons received or may be deemed to have received shares of Common Stock of the Company in exchange for AMFM Common Stock as a result of the merger:


------------------------------------------------ --------------------------------------------- -------------------------------------
                                                          Number of Shares Received                      Number of Shares Received
                   Reporting                                   (Sole Voting and                             (Shared Voting and
                    Person                                    Dispositive Power)                            Dispositive Power)
                    ------                                    ------------------                            ------------------
------------------------------------------------ --------------------------------------------- -------------------------------------
Mr. Hicks                                                                 4,039,874                                    51,957,823
------------------------------------------------ --------------------------------------------- -------------------------------------
HM4/Chancellor                                                                    0                                     8,029,935
------------------------------------------------ --------------------------------------------- -------------------------------------
Fund IV LLC                                                                       0                                     8,029,935
------------------------------------------------ --------------------------------------------- -------------------------------------
Boston Partners                                                                   0                                       127,027
------------------------------------------------ --------------------------------------------- -------------------------------------
HM3/Partners                                                                      0                                     1,319,333
------------------------------------------------ --------------------------------------------- -------------------------------------
GP Partners III                                                                   0                                     1,319,333
------------------------------------------------ --------------------------------------------- -------------------------------------
Fund III Incorporated                                                             0                                     1,319,333
------------------------------------------------ --------------------------------------------- -------------------------------------

           Distributions. On December 15, 2000, Capstar BT Partners, L.P., a Delaware limited partnership, effected a distribution of 1,192,306 shares of Common Stock of the Company to certain of its partners (the "BT Partners Distribution"), including 83,428 shares that were distributed to HM3/Partners. Subsequently, the 83,428 shares held by HM3/Partners were distributed to its partners, 21,524 of which were distributed to Mr. Hicks.

           On March 23, 2001, HM2/Chancellor, L.P., a Texas limited partnership, effected a distribution of 12,339,757 shares of the Common Stock of the Company to certain of its partners, HM2/HMW, L.P., a Texas limited partnership, effected a distribution of 2,026,183 shares of the Common Stock of the Company to certain of its partners, Hicks, Muse, Tate & Furst Equity Fund II, L.P., a Delaware limited partnership ("HM Fund II"), effected a distribution of 14,036 shares of the Common Stock of the Company to certain of its partners, and Capstar Broadcasting Partners, L.P., a Delaware limited partnership, effected a distribution of 28,206,684 shares of the Common Stock of the Company to certain of its partners (collectively, the "March 23 Fund II Distribution"). After the March 23 Fund II Distribution, the following Filing Parties held of record the number of shares of Common Stock of the Company set forth in parentheses after their names: Mr. Hicks (4,866,144), HM Fund III (16,553,871), HM3 Coinvestors (219,608), HM Fund IV (9,545,585), Private Equity Fund IV (64,207), HM 1-FOF
(259), HM4-EQ (148,137), HM4-EN (26,478), HM4-P (16,670), Boston Partners
(127,027) and HM4/Chancellor (8,029,935). Thereafter, on March 28, 2001, HM Fund II distributed 2,948,798 shares of Common Stock that it held of record following the March 23 Fund II Distribution to its partners, 204,266 shares of which were distributed to Mr. Hicks and 19,611 shares of which were distributed to Mr. Hicks as the co-trustee of a trust for the benefit of unrelated parties (the "March 28 Fund II Distribution"). For a description of the nature of the sole and shared voting and dispositive power of the shares received in the merger and the distributions, see Item 5(b) of this Amendment No. 3 to Schedule 13D.

ITEM 4.    PURPOSE OF TRANSACTION

           On April 23, 2004, Mr. Hicks resigned as a director of the Company. Neither Mr. Hicks nor any of the other Filing Parties acquired shares of Common Stock, or hold shares of Common Stock for the purpose of or with the effect of changing or influencing the control of the Company and such shares were not and are not held in connection with or as a participant in any transaction having that purpose or effect. Consequently, while Mr. Hicks and the other Filing Parties continue to beneficially own in excess of 5% of the Company's outstanding shares of Common Stock, each is ceasing to report their respective ownership on Schedule 13D, but will instead report such ownership, and changes therein to the extent required, on Schedule 13G and amendments thereto.

           AMFM Merger. The shares of Common Stock received by the Reporting Persons described in Item 3 to this Amendment No. 3 to Schedule 13D were acquired as a result of the Merger and are being held by such Reporting Persons or certain Filing Party distributees for investment purposes.

           Distributions. The shares of Common Stock received by the Filing Parties described under the heading "Distributions" in Item 3 to Amendment No. 3 to Schedule 13D were acquired as a result of the BT Partners Distribution, the March 23 Fund II Distribution and March 28 Fund II Distribution and are being held by such Filing Parties for investments purposes.

           Except as otherwise set forth in this Item 4 or in Item 6, the Filing Parties do not have any plans or proposals which relate to or would result in:
(i) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; (ii) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (iii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iv) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board; (v) any material change in the present capitalization or dividend policy of the Company; (vi) any other material change in the Company's business or corporate structure, including but not limited to, if the Company is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940; (vii) changes in the Company's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (viii) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (ix) a class of equity securities of the Company becoming eligible for termination of registration pursuant to
Section 12(g)(4) of the Exchange Act; or (x) any action similar to any of those enumerated above.

ITEM 5.    INTEREST IN SECURITIES OF ISSUER

           (a)

           (1) Mr. Hicks may be deemed to beneficially own in the aggregate 37,588,521 shares of the Common Stock of the Company, representing approximately 6.1% of the outstanding shares of Common Stock. Of such shares, Mr. Hicks has sole voting and dispositive power with respect to 2,781,744 shares, and shared voting and dispositive power with respect to 34,806,777 shares as a result of the relationships described in paragraph (b)(1) below.

           (2) Boston Partners may be deemed to beneficially own in the aggregate 127,027 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, Boston Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 127,027 shares as a result of the relationships described in paragraph (b)(2) below.

           (3) HM Fund III may be deemed to beneficially own in the aggregate 16,553,871 shares of the Common Stock of the Company, representing approximately 2.7% of the outstanding shares of Common Stock. Of such shares, HM Fund III has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 16,553,871 shares as a result of the relationships described in paragraph (b)(3) below.

           (4) HM3/Partners may be deemed to beneficially own in the aggregate 16,680,898 shares of the Common Stock of the Company, representing approximately 2.7% of the outstanding shares of Common Stock. Of such shares, HM3/Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 16,680,898 shares as a result of the relationships described in paragraph (b)(4) below.

           (5) GP Partners III may be deemed to beneficially own in the aggregate 16,900,506 shares of the Common Stock of the Company, representing approximately 2.7% of the outstanding shares of Common Stock. Of such shares, GP Partners III has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 16,900,506 shares as a result of the relationships described in paragraph (b)(5) below.

           (6) Fund III Incorporated may be deemed to beneficially own in the aggregate 16,900,506 shares of the Common Stock of the Company, representing approximately 2.7% of the outstanding shares of Common Stock. Of such shares, Fund III Incorporated has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 16,900,506 shares as a result of the relationships described in paragraph (b)(6) below.

           (7) HM3 Coinvestors may be deemed to beneficially own in the aggregate 219,608 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM3 Coinvestors has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 219,608 shares as a result of the relationships described in paragraph (b)(7) below.

           (8) HM Fund IV may be deemed to beneficially own in the aggregate 9,545,585 shares of the Common Stock of the Company, representing approximately 1.6% of the outstanding shares of Common Stock. Of such shares, HM Fund IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 9,545,585 shares as a result of the relationships described in paragraph (b)(8) below.

           (9) Private Equity Fund IV may be deemed to beneficially own in the aggregate 64,207 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, Private Equity Fund IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 64,207 shares as a result of the relationships described in paragraph (b)(9) below.

           (10) HM4 may be deemed to beneficially own in the aggregate 9,609,792 shares of the Common Stock of the Company, representing approximately 1.6% of the outstanding shares of Common Stock. Of such shares, HM4 has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 9,609,792 shares as a result of the relationships described in paragraph (b)(10) below.

           (11) GP Partners LA may be deemed to beneficially own in the aggregate 9,610,051 shares of the Common Stock of the Company, representing approximately 1.6% of the outstanding shares of Common Stock. Of such shares, GP Partners LA has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 9,610,051 shares as a result of the relationships described in paragraph (b)(11) below.

           (12) LA Fund Incorporated may be deemed to beneficially own in the aggregate 9,610,051 shares of the Common Stock of the Company, representing approximately 1.6% of the outstanding shares of Common Stock. Of such shares, LA Fund Incorporated has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 9,610,051 shares as a result of the relationships described in paragraph (b)(12) below.

           (13) HM 1-FOF may be deemed to beneficially own in the aggregate 259 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM 1-FOF has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 259 shares as a result of the relationships described in paragraph (b)(13) below.

           (14) HM4-EQ may be deemed to beneficially own in the aggregate 148,137 shares of the Common Stock of the Company, representing approximately 0.1% of the outstanding shares of Common Stock. Of such shares, HM4-EQ has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 148,137 shares as a result of the relationships described in paragraph (b)(14) below.

           (15) HM4-EN may be deemed to beneficially own in the aggregate 26,478 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM4-EN has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 26,478 shares as a result of the relationships described in paragraph (b)(15) below.

           (16) HM4-P may be deemed to beneficially own in the aggregate 16,670 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM4-P has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 16,670 shares as a result of the relationships described in paragraph (b)(16) below.

           (17) GP Partners IV may be deemed to beneficially own in the aggregate 191,285 shares of the Common Stock of the Company, representing less than 0.1% of the outstanding shares of Common Stock. Of such shares, GP Partners IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 191,285 shares as a result of the relationships described in paragraph (b)(17) below.

           (18) Fund IV LLC may be deemed to beneficially own in the aggregate 8,221,220 shares of the Common Stock of the Company, representing approximately 1.3% of the outstanding shares of Common Stock. Of such shares, Fund IV LLC has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 8,221,220 shares as a result of the relationships described in paragraph (b)(18) below.

           (19) HM4/Chancellor may be deemed to beneficially own in the aggregate 8,029,935 shares of the Common Stock of the Company, representing approximately 1.3% of the outstanding shares of Common Stock. Of such shares, HM4/Chancellor has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 8,029,935 shares as a result of the relationships described in paragraph (b)(19) below.

           (b)

           (1) Of the 2,781,744 shares of Common Stock for which Mr. Hicks has sole voting and dispositive power, 2,036,472 shares are held of record by Mr. Hicks, 237,989 shares are held of record by Mr. Hicks as the trustee of certain trusts for the benefit of Mr. Hicks' children, 102,366 shares are held of record by a private foundation controlled by Mr. Hicks, and 149,059 shares are owned of record by two limited partnerships, the general partner of each of which is a limited liability company of which Mr. Hicks is the sole member. Included in the 2,781,744 shares of Common Stock for which Mr. Hicks has sole voting and dispositive power are options to purchase shares of Common Stock which are exercisable within sixty days and are held as follows: options held of record by Mr. Hicks to purchase 2,000 shares of Common Stock and 1,500 shares of Common Stock at a price of $57.47 and $46,95, respectively, and options held of record by Mr. Hicks as the trustee of certain trusts for the benefit of Mr. Hicks' children to purchase 252,358 shares of Common Stock at a price of $55.32. Of the 34,806,777 shares of Common Stock for which Mr. Hicks has shared voting and dispositive power,75,000 shares are owned by Mr. Hicks of record as the co-trustee of a trust for the benefit of unrelated parties, and 34,731,777 of such shares are owned of record as follows: 127,027 shares of Common Stock are owned of record by Boston Partners; 16,553,871 shares of Common Stock are owned of record by HM Fund III; 219,608 shares of Common Stock are held of record by HM3 Coinvestors; 9,545,585 shares of Common Stock are owned of record by HM Fund IV; 64,207 shares of Common Stock are held of record by Private Equity Fund IV; 259 shares of Common Stock are held of record by HM 1-FOF; 148,137 shares of Common Stock are held of record by HM4-EQ; 26,478 shares of Common Stock are held of record by HM4-EN; 16,670; shares of Common Stock are held of record by HM4-P; and 8,029,935 shares of Common Stock are owned of record by a nominee on behalf of HM4/Chancellor.

           HM3/Partners is the general partner of HM Fund III and, therefore, may be deemed to be the beneficial owner of the shares held of record by HM Fund
III. HM3/Partners is also the sole member of Boston Partners and, therefore, may be deemed to be the beneficial owner of the shares held of record by Boston Partners. GP Partners III is the general partner of HM3/Partners and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM3/Partners. GP Partners III is also the general partner of HM3 Coinvestors and, therefore, may be deemed to be the beneficial owner of the shares held of record by HM3 Coinvestors. HM Fund III Incorporated is the general partner of GP Partners III and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners III. Mr. Hicks is the controlling stockholder, chairman of the board, chief executive officer and partner of Fund III Incorporated and, therefore, may be deemed to beneficially own all or a portion of the shares of Common Stock beneficially owned by Fund III Incorporated.

           HM4 is the general partner of Private Equity Fund IV and HM Fund IV and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by Private Equity Fund IV and HM Fund IV. GP Partners LA is the general partner of HM4 and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM4. GP Partners LA is also the general partner of HM 1-FOF and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM 1-FOF. LA Fund Incorporated is the general partner of GP Partners LA and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners LA. Mr. Hicks is the controlling stockholder, chairman of the board, chief executive officer and partner of LA Fund Incorporated and, therefore, may be deemed to beneficially own all or a portion of the shares of Common Stock beneficially owned by LA Fund Incorporated.

           GP Partners IV is the general partner of HM4-EQ, HM4-EN, and HM4-P, and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM4-EQ, HM4-EN, and HM4-P. Fund IV LLC is the general partner of GP Partners IV and HM4/Chancellor and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners IV and HM4/Chancellor. Mr. Hicks is the sole member of Fund IV LLC and, therefore, may be deemed to beneficially own all or a portion of the shares of Common Stock beneficially owned by Fund IV LLC.

           (2) Of the 127,027 shares of Common Stock for which Boston Partners has shared voting and dispositive power, 127,027 of such shares are held of record by Boston Partners.

           (3) Of the 16,553,871 shares of Common Stock for which HM Fund III has shared voting and dispositive power, 16,553,871 of such shares are held of record by HM Fund III.

           (4) Of the 16,680,898 shares of Common Stock for which HM3/Partners has shared voting and dispositive power, no such shares are held of record by HM3/Partners, 127,027 of such shares are held of record by Boston Partners, and 16,553,871 of such shares are held of record by HM Fund III. HM3/Partners is the general partner of HM Fund III and the sole member of Boston Partners and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HM Fund III and Boston Partners.

           (5) Of the 16,900,506 shares of Common Stock for which GP Partners III has shared voting and dispositive power, none of such shares are held of record by GP Partners III, and 16,680,898 of such shares are beneficially owned by HM3/Partners, and 219,608 of such shares are beneficially owned by HM3 Coinvestors. GP Partners III is the general partner of HM3/Partners and HM3 Coinvestors and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM3/Partners and HM3 Coinvestors.

           (6) Of the 16,900,506 shares of Common Stock for which Fund III Incorporated has shared voting and dispositive power, none of such shares are held of record by Fund III Incorporated, and 16,900,506 of such shares are beneficially owned by GP Partners III. Fund III Incorporated is the general partner of GP Partners III and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners III.

           (7) Of the 219,608 shares of Common Stock for which HM3 Coinvestors has shared voting and dispositive power, 219,608 of such shares are held of record by HM3 Coinvestors.

           (8) Of the 9,545,585 shares of Common Stock for which HM Fund IV has shared voting and dispositive power, 9,545,585 of such shares are held of record by HM Fund IV.

           (9) Of the 64,207 shares of Common Stock for which Private Equity Fund IV has shared voting and dispositive power, 64,207 of such shares are held of record by Private Equity Fund IV.

           (10) Of the 9,609,792 shares of Common Stock for which HM4 has shared voting and dispositive power, none of such shares are held of record by HM4, and 9,545,585 of such shares are beneficially owned by HM Fund IV and 64,207 of such shares are beneficially owned by Private Equity Fund IV. HM4 is the general partner of HM Fund IV and Private Equity Fund IV and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM Fund IV and Private Equity Fund IV.

           (11) Of the 9,610,051 shares of Common Stock for which GP Partners LA has shared voting and dispositive power, none of such shares are held of record by GP Partners LA, 259 of such shares are held of record by HM 1-FOF, and 9,609,792 of such shares are beneficially owned by HM4. GP Partners LA is the general partner of HM 1-FOF and HM4 and, therefore, may be deemed to be the beneficial owner of the shares held of record by HM 1-FOF and HM4.

           (12) Of the 9,610,051 shares of Common Stock for which LA Fund Incorporated has shared voting and dispositive power, none of such shares are held of record by LA Fund Incorporated and 9,610,051 of such shares are beneficially owned by GP Partners LA. LA Fund Incorporated is the general partner of GP Partners LA and, therefore, may be deemed to be the beneficial owner of the shares held of record by GP Partners LA.

           (13) Of the 259 shares of Common Stock for which HM 1-FOF has shared voting and dispositive power, 259 of such shares are held of record by HM 1-FOF.

           (14) Of the 148,137 shares of Common Stock for which HM4-EQ has shared voting and dispositive power, 148,137 of such shares are held of record by HM4-EQ.

           (15) Of the 26,478 shares of Common Stock for which HM4-EN has shared voting and dispositive power, 26,478 of such shares are held of record by HM4-EN.

           (16) Of the 16,670 shares of Common Stock for which HM4-P has shared voting and dispositive power, 16,670 of such shares are held of record by HM4-P.

           (17) Of the 191,285 shares of Common Stock for which GP Partners IV has shared voting and dispositive power, none of such shares are held of record by GP Partners IV, 148,137 of such shares are held of record by HM4-EQ, 26,478 of such shares are held of record by HM4-EN and 16,670 of such shares are held of record by HM4-P. GP Partners IV is the general partner of each of HM4-EQ, HM4-EN and HM4-P and, therefore, may be deemed to be the beneficial owner of the shares held of record by HM4-EQ, HM4-EN and HM4-P.

           (18) Of the 8,221,220 shares of Common Stock for which Fund IV LLC has shared voting and dispositive power, none of such shares are held of record by Fund IV LLC, 8,029,935 of such shares are beneficially owned by HM4/Chancellor, and 191,285 of such shares are beneficially owned by GP Partners
IV. Fund IV LLC is the general partner of HM4/Chancellor and GP Partners IV and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM4/Chancellor and GP Partners IV.

           (19) Of the 8,029,935 shares of Common Stock for which HM4/Chancellor has shared voting and dispositive power, 8,029,935 of such shares are held of record by HM4/Chancellor.

           EACH OF THE FILING PARTIES EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OF COMMON STOCK COVERED BY THIS STATEMENT NOT OWNED BY HIM OR IT OF RECORD.

           (c) See Item 4.

           (d) The right to receive dividends on, and proceeds from the sale of, the shares of Common Stock held of record by the applicable filing parties and beneficially owned by their respective sole general partners described in paragraphs (a) and (b) above is governed by the limited partnership and limited liability agreements, as applicable, of each of such entities, and such dividends or proceeds may be distributed with respect to numerous general and limited partnership or membership interests.

           (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

           On March 10, 2004, the Company, certain Filing Parties and the other parties thereto terminated that certain Shareholders Agreement dated October 2, 1999 by and among the Company, L. Lowry Mays, 4-M Partners, Ltd., Hicks, Muse, Tate & Furst Equity Fund II,, L.P., HM2/HMW, L.P., HM2/Chancellor, L.P., HM4/Chancellor, Capstar Broadcasting Partners, L.P., Capstar BT Partners, L.P., Boston Partners and Mr. Hicks. Subsequently, Mr. Hicks, Boston Partners, HM Fund III, HM4-P, HM4-EN, HM4-EQ, HM 1-FOF, Private Equity Fund IV, HM Fund IV and HM3 Coinvestors (the "Shareholders") entered into that certain Shareholders Agreement with the Company dated March 10, 2004, whereby the parties thereto have agreed as follows:

           (1) the Shareholders will not own or seek to own beneficially, directly or indirectly, voting securities of the Company or derivative securities that are convertible, exchangeable or exercisable for voting securities (the "Voting Securities") such that the aggregate beneficial ownership of any Shareholder and its respective affiliates exceeds 20% of the total amount of Voting Securities outstanding at any time (the "Percentage Limitation");

           (2) the Shareholders will not acquire or offer, agree or otherwise seek to acquire any assets of the Company or any of its successors or subsidiaries;

           (3) the Shareholders will not (i) solicit proxies or consents or become a participant in a solicitation within the meaning of Regulation 14A under the Exchange Act, with respect to the securities of the Company or its successors subsidiaries, or (ii) initiate any shareholder proposal or "election contest" with respect to the Company or any of its successors or subsidiaries, or (iii) directly or indirectly advise, assist, encourage, induce, or act as a financing source for others to take any such action;

           (4) the Shareholders will not take any action for the purpose of (i) convening a meeting of the shareholders of the Company or any of its subsidiaries or successors, (ii) take action by written consent of the shareholders of the Company or any of its successors or subsidiaries, or (iii) directly or indirectly advise, assist, encourage, induce, or act as a financing source for others to take such action;

           (5) the Shareholders will not, except as otherwise permitted by the Shareholders Agreement, make any public disclosure relating to (i) the acquisition of Voting Securities by the Shareholders that would result in the aggregate beneficial ownership of any Shareholder and its respective affiliates exceeding the Percentage Limitation, (ii) a proposal for a Business Combination Transaction (as defined in the Shareholders Agreement), or (c) a tender or exchange offer for Voting Securities;

           (6) the Shareholders will not, except as otherwise permitted by the Shareholders Agreement, inter into or agree, offer, commence, propose or seek to enter into or otherwise be involved in or part of, directly or indirectly, any
(i) tender offer or exchange for Voting Securities or (ii) any Business Combination Transaction;

           (7) the Shareholders will not request or solicit any person, firm, individual, business trust, trust, association, corporation, partnership, joint venture, company, unincorporated entity or governmental entity to (i) make a tender or exchange offer for Voting Securities or (ii) make a Business Combination Transaction;

           (8) the Shareholders will not make any proposal (i) to the Company or its board of directors for a Business Combination Transaction or (ii) for a tender or exchange offer for Voting Securities;

           (9) the Shareholders will not, except in connection with certain estate planning activities undertaken by a Shareholder that is a natural person, deposit Voting Securities into a voting trust or subject Voting Securities to voting agreements, or grant any proxy with respect to any Voting Securities to any person not designated by the Company's board of directors, other than in connection with a bona fide pledge of Voting Securities by a Shareholder who is a natural person;

           (10) the Shareholders will not form, join or in any way participate in a "group" as that term is defined under Section 13d of the Exchange Act for the purpose of taking any action restricted above;

           (11) the Shareholders will not disclose publicly any intention, plan or arrangement inconsistent with the foregoing or any other provision of the Shareholders Agreement with respect to any Voting Securities;

           (12) the Shareholders will not enter into discussions, negotiations, arrangements or understandings with any third party with respect to any action that would be prohibited by the Shareholders Agreement if such action were to be undertaken by the Shareholders or their respective affiliates;

           (13) the Shareholders may, except under certain conditions that would violate the restrictions in the Shareholders Agreement, at any time, directly or indirectly, sell, transfer any beneficial interest in, pledge, hypothecate or otherwise dispose, or offer or enter into any agreement or understanding to sell, any Voting Securities;

           (14) any Shareholder that is a partnership, corporation or other entity will provide the Company with at least ten days notice before paying any dividend or making any distribution to the holders of equity interests of such Shareholder; and

           (15) the voting power of any single Shareholder shall be limited such that the aggregate voting power of all Shareholders and their affiliates shall not exceed one vote less than 20 percent of the total number of votes permitted on any matter.

ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS

           10.1 Shareholders Agreement, dated March 10, 2004, by and among
Clear Channel Communications, Inc., Boston Partners, HM Fund III, HM4-P, HM4-EN, HM4-EQ, HM 1-FOF, Private Equity Fund IV, HM Fund IV, HM3 Coinvestors and Mr. Hicks (incorporated by reference to Exhibit 10.18 of the Company's 10-K filed March 15, 2004).

           99.1 Joint Filing Agreement dated April 23, 2004, among the Filing Parties.

           99.2 Power of Attorney for Mr. Hicks (incorporated by reference to the Schedule 13D of Mr. Hicks filed June 8, 1998, relating to his investment in Capstar Broadcasting Corporation).

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  April 23, 2004                      By:             *
--------------------------------           -------------------------------------
         Date                                    Thomas O. Hicks


                                       *By:  /s/ David W. Knickel
                                           -------------------------------------
                                                 David W. Knickel
                                                 Attorney-in-Fact

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    April 23, 2004                  CAPSTAR BOSTON PARTNERS, L.L.C.
-----------------------------
           Date

                                    By:  HM3/GP Partners, L.P., its managing
                                         member

                                    By:  Hicks, Muse GP Partners III, L.P., its
                                         general partner

                                    By:  Hicks, Muse Fund III Incorporated, its
                                         general partner



                                    By:  /s/ David W. Knickel
                                        ----------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     April 23, 2004             HICKS, MUSE, TATE & FURST EQUITY FUND III, L.P.
---------------------------
         Date
                                By:  HM3/GP Partners, L.P., its general partner

                                By:  Hicks, Muse GP Partners III, L.P., its
                                     general partner

                                By:  Hicks, Muse Fund III Incorporated, its
                                     general partner



                                By:  /s/ David W. Knickel
                                    --------------------------------------------
                                     David W. Knickel
                                     Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


       April 23, 2004              HM3/GP PARTNERS, L.P.
-------------------------------
           Date
                                   By:  Hicks, Muse GP Partners III, L.P., its
                                        general partner

                                   By:  Hicks, Muse Fund III Incorporated, its
                                        general partner



                                   By:  /s/ David W. Knickel
                                       -----------------------------------------
                                        David W. Knickel
                                        Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      April 23, 2004               HICKS, MUSE GP PARTNERS III, L.P.
-------------------------------
           Date
                                   By: Hicks, Muse Fund III Incorporated, its
                                       general partner



                                   By: /s/ David W. Knickel
                                       -----------------------------------------
                                       David W. Knickel
                                       Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        April 23, 2004               HICKS, MUSE FUND III INCORPORATED
--------------------------------
            Date


                                     By:       /s/ David W. Knickel
                                         ---------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   April 23, 2004              HM3 COINVESTORS, L.P.
----------------------------
          Date
                               By: Hicks, Muse GP Partners III, L.P., its
                                   general partner

                               By: Hicks, Muse Fund III Incorporated, its
                                   general partner



                                   By:        /s/ David W. Knickel
                                       -----------------------------------------
                                       David W. Knickel
                                       Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      April 23, 2004                HICKS, MUSE, TATE & FURST EQUITY FUND
--------------------------------    IV, L.P.
             Date

                                    By:  HM4 Partners, L.P., its general
                                         partner

                                    By:  Hicks, Muse GP Partners LA, L.P., its
                                         general partner

                                    By:  Hicks, Muse Latin America Fund I
                                         Incorporated, its general partner



                                    By:  /s/ David W. Knickel
                                        ----------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    April 23, 2004              HICKS, MUSE, TATE & FURST PRIVATE
----------------------------    EQUITY FUND IV, L.P.
           Date

                                By:  HM4 Partners, L.P., its general partner

                                By:  Hicks, Muse GP Partners LA, L.P., its
                                     general partner

                                By:  Hicks, Muse Latin America Fund I
                                     Incorporated, its general partner



                                By:  /s/ David W. Knickel
                                    --------------------------------------------
                                     David W. Knickel
                                     Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   April 23, 2004                   HM4 PARTNERS, L.P.
------------------------------
          Date

                                    By:  Hicks, Muse GP Partners LA, L.P., its
                                         general partner

                                    By:  Hicks, Muse Latin America Fund I
                                         Incorporated, its general partner



                                    By:  /s/ David W. Knickel
                                        ----------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


       April 23, 2004                     HICKS, MUSE GP PARTNERS LA, L.P.
-------------------------------------
               Date

                                          By: Hicks, Muse Latin America Fund I
                                              Incorporated, its general partner



                                          By: /s/ David W. Knickel
                                              ----------------------------------
                                              David W. Knickel
                                              Vice President, Treasurer and
                                              Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        April 23, 2004                     HICKS, MUSE LATIN AMERICA FUND I
-----------------------------------        INCORPORATED
               Date


                                           By:   /s/ David W. Knickel
                                               ---------------------------------
                                                David W. Knickel
                                                Vice President, Treasurer and
                                                Secretary

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     April 23, 2004                 HM 1-FOF COINVESTORS, L.P.
---------------------------------
            Date
                                    By:  Hicks, Muse GP Partners L.A., L.P.,
                                         its general partner

                                    By:  Hicks, Muse Latin America Fund I
                                         Incorporated, its general partner



                                    By:  /s/ David W. Knickel
                                        ----------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     April 23, 2004                 HM4-EQ COINVESTORS, L.P.
---------------------------------
          Date
                                    By:  Hicks, Muse GP Partners IV, L.P., its
                                         general partner

                                    By:  Hicks, Muse Fund IV LLC, its general
                                         partner



                                    By:  /s/ David W. Knickel
                                        ----------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      April 23, 2004               HM4-EN COINVESTORS, L.P.
--------------------------------
           Date
                                   By:  Hicks, Muse GP Partners IV, L.P., its
                                        general partner

                                   By:  Hicks, Muse Fund IV LLC, its general
                                        partner



                                   By:  /s/ David W. Knickel
                                       -----------------------------------------
                                        David W. Knickel
                                        Vice President, Treasurer and Secretary

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     April 23, 2004                 HM4-P COINVESTORS, L.P.
------------------------------
            Date
                                    By:  Hicks, Muse GP Partners IV, L.P., its
                                         general partner

                                    By:  Hicks, Muse Fund IV LLC, its general
                                         partner



                                    By:  /s/ David W. Knickel
                                        ----------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      April 23, 2004                HICKS, MUSE GP PARTNERS IV, L.P.
--------------------------------
             Date
                                    By:  Hicks, Muse Fund IV LLC, its general
                                         partner



                                    By:  /s/ David W. Knickel
                                        ----------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      April 23, 2004               HICKS, MUSE FUND IV LLC
--------------------------------
           Date


                                   By:    /s/ David W. Knickel
                                       -----------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     April 23, 2004                 HM4/CHANCELLOR, L.P.
-------------------------------
          Date
                                    By:  Hicks, Muse Fund IV LLC, its general
                                         partner

                                    By:  /s/ David W. Knickel
                                        ----------------------------------------
                                        David W. Knickel
                                        Vice President, Treasurer and Secretary

                                  EXHIBIT INDEX

           10.1 Shareholders Agreement, dated March 10, 2004, by and among Clear Channel Communications, Inc., Mr. Hicks, Boston Partners, HM Fund III, HM4-P, HM4-EN, HM4-EQ, HM 1-FOF, Private Equity Fund IV, HM Fund IV and HM3 Coinvestors (incorporated by reference to Exhibit 10.18 of the Company's 10-K filed March 15, 2004).

           99.1 Joint Filing Agreement dated April 23, 2004 among Mr. Hicks, Boston Partners, HM Fund III, HM3/Partners, GP Partners III, Fund III Incorporated, HM3 Coinvestors, HM Fund IV, Private Equity Fund IV, HM4, GP Partners LA, LA Fund Incorporated, HM 1-FOF, HM4-EQ, HM4-EN, HM4-P, GP Partners IV, Fund IV LLC and HM4/Chancellor.*

           99.2 Power of Attorney for Mr. Hicks (incorporated by reference to the Schedule 13D of Mr. Hicks filed June 8, 1998, relating to his investment in Capstar Broadcasting Corporation).


                   -----------------------

                   *Filed herewith.